                                                                   EXHIBIT 10.1

                        TAX DISAFFILIATION AGREEMENT



     TAX DISAFFILIATION AGREEMENT (the "Agreement") dated as of April 24, 1998 by and between Great Lakes Chemical Corporation, a Delaware corporation ("Company"), and Octel Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Company ("Octel").



                                  RECITALS

     WHEREAS:

     A. The Company is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the members of the affiliated group have heretofore joined in filing consolidated Federal income Tax Returns.


     B. The Company expects, pursuant to the Transfer and Distribution Agreement dated as of April 24, 1998 (the "Distribution Agreement") by and between the Company and Octel, to spin-off its interest in assets relating to the Lead Alkyls Business (as defined below), the Performance Chemicals Business (as defined below) and the Petroleum Specialties Business (as defined below)(collectively the "Petroleum Additives Business") to its shareholders.
In furtherance of this decision, among other things (i) Subsidiaries (as hereinafter defined) of the Company intend to transfer certain assets to Subsidiaries of Octel, (ii) Subsidiaries of Octel intend to transfer certain assets to Subsidiaries of the Company, (iii) Great Lakes Europe Limited, a limited company formed under the laws of England and Wales and a wholly owned subsidiary of the Company, intends to distribute on or before the Distribution Date (as hereinafter defined) all the equity it owns in Octel Associates, a partnership existing under the laws of England and Wales that has elected or will elect to be treated as a corporation for United States Federal tax purposes (the "Internal Distribution"), (iv) the Company intends on or before the Distribution Date to transfer all the equity of Octel Associates it owns and other assets to Octel and/or its Subsidiaries, and (v) the Company intends to distribute (the "External Distribution") on the Distribution Date pro rata to the holders of its common stock all of the outstanding shares of the common stock of Octel (the Internal Distribution and the External Distribution are referred to collectively as the "Distributions").

     C. The Company and Octel intend the Distributions to be tax-free transactions under Section 355 of the Code. After the External Distribution, neither Octel nor any of its Subsidiaries will be affiliated with the Company for Tax (as hereinafter defined) purposes.

     D. The Company and Octel desire on behalf of themselves, their Subsidiaries and their successors to set forth their rights and obligations with respect to Taxes due for periods before and after the External Distribution.

     NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

For the purposes of this Agreement,

     1.1  "Code" shall have the meaning set forth on page 1 of this Agreement.

     1.2 "Company" shall have the meaning set forth on page 1 of this Agreement.

     1.3 "Company Group" shall mean, for any period, the Company and its Subsidiaries.

     1.4 "Distributions" shall have the meaning set forth on pages 1 and 2 of this Agreement.

     1.5 "Distribution Agreement" shall have the meaning set forth on page 1 of this Agreement.

     1.6 "Distribution Date" shall mean the last day on which, due to the External Distribution, Octel



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could be considered a member of the affiliated group of which the Company is the common parent.

     1.7 "Ernst & Young Tax Analysis" shall mean the tax analysis prepared and issued by Ernst & Young and dated as of the date of this Agreement, with respect to the United Kingdom Tax consequences of the Reorganization Transactions.

     1.8 "External Distribution" shall have the meaning set forth on page 1 of this Agreement.

     1.9 "Final Determination" shall mean with respect to any issue (1) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (2) a closing agreement entered into under
Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service or U.K. Inland Revenue) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (3) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

     1.10  "Indemnitee" shall have the meaning set forth in Section 4.2.

     1.11  "Indemnitor" shall have the meaning set forth in Section 4.2.

     1.12 "Internal Distribution" shall have the meaning set forth on page 1 of this Agreement.

     1.13 "Lead Alkyls Business" shall have the meaning set forth in the Distribution Agreement.

     1.14 "Lender's Liens" shall have the meaning set forth in the Distribution Agreement.

     1.15 "Octel" shall have the meaning set forth on page 1 of this Agreement.

     1.16 "Octel America" shall mean Octel America, Inc., an indirect wholly owned subsidiary of the Company.

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     1.17  "Octel Group" shall mean, for any period, Octel and its
Subsidiaries.

     1.18  "Payor" shall have the meaning set forth  in Section 2.5.

     1.19  "Payee" shall have the meaning set forth in Section 2.5.

     1.20 "Performance Chemicals Business" shall have the meaning set forth in the Distribution Agreement.

     1.21 "Period After Distribution" shall mean any tax year or other tax period beginning after the Distribution Date and, in the case of any tax year or other tax period that begins before and ends after the Distribution Date, that part of the tax year or other tax period that begins after the close of the Distribution Date.

     1.22 "Period Before Distribution" shall mean any tax year or other tax period that ends on or before the Distribution Date and, in the case of any tax year or other tax period that begins before and ends after the Distribution Date, that part of the tax year or other tax period through the close of the Distribution Date.

     1.23 "Petroleum Additives Business" shall have the meaning set forth on page 1 of this Agreement.

     1.24 "Petroleum Specialties Business" shall have the meaning set forth in the Distribution Agreement.

     1.25 "Reorganization Transactions" shall mean collectively (i) the transactions described under the heading "Proposed Transactions" in the letter ruling issued by the Internal Revenue Service on March 13, 1998, and (ii) the transactions described in the Ernst & Young Tax Analysis.

     1.26 "Restriction Period" shall mean the two-year period that begins on the day after the Distribution Date.





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     1.27  "Subsidiary" shall mean a current or former corporation, partnership, joint venture or other business entity where 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by the Company or Octel. Notwithstanding anything to the contrary in this Agreement, in determining whether a Subsidiary is a Subsidiary of Octel or the Company with respect to any period under the Agreement, Octel shall not be considered a Subsidiary of the Company, and any Subsidiary of Octel immediately after the Distribution Date shall be considered a Subsidiary of Octel (and not of the Company) for all periods before and after the Distribution Date.

     1.28 "Tax" or "Taxes" means all taxes, charges, fees, levies, imposts, duties and other assessments, including, without limitation, income, gross receipts, excise, personal property, real property, sales, ad valorem, value-added, withholding, social security, occupation, use, service, service use, leasing, leasing use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local, or foreign governmental authority whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include (including without limitation regarding any duty to reimburse another party for indemnified Taxes or refunds or credit of Taxes) any interest, fines, penalties and additional amounts attributable to, imposed on, or with respect to, any such taxes, charges, fees, levies, imposts, duties or other assessments, and interest thereon.

     1.29 "Tax Returns" shall mean all returns, reports, statements or company accounts to be filed or that may be filed for any period with any Tax authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign). For purposes of this Agreement, the return of profits of Octel Associates provided to U.K. Inland Revenue shall be deemed to be a corporation tax return.

     1.30 "Underpayment Rate" shall mean the rate specified under Section 6621(c) of the Code for the applicable period.

                                   ARTICLE II

                  TAX RETURNS, TAX PAYMENTS AND EVENT OF LOSS

        2.1  Obligation to Prepare and File Tax Returns.

             (a) Company's Obligation to File Tax Returns. The Company shall timely file (or cause to be filed):

                  (i) all Tax Returns that are filed on a consolidated, combined or unitary basis and include the Company or any member of the Company Group,

                  (ii) all Tax Returns that are filed on a separate basis with respect to any member of the Company Group, and

                  (iii) all Tax Returns that are filed with respect to any member of the Octel Group for any Tax year or period ending on or before December 31, 1997.

Subject to the obligations set forth in Section 2.3(d), the Company shall have sole and absolute discretion to take or not take a position in and with respect to any Tax Return that it is required to file or cause to be filed hereunder; provided, however, the Company shall not take a position on such Returns that is not consistent with past practice (other than with respect to the Reorganization Transactions) that would increase the tax liability of the Octel Group.

             (b) Octel's Obligation to Prepare or File Tax Returns. Octel shall prepare (or cause to be prepared) in accordance with past practice pro forma copies of:

                  (i) Octel America's 1997 Federal income Tax Return and Octel America's 1998 Federal income Tax Return (for the tax year that began on January 1, 1998, and that will end for Federal income tax purposes on the Distribution Date),


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                  (ii)  Octel America's 1997 and 1998 apportionment
     schedules for purposes of preparing its United States state income and franchise Tax Returns, and

                  (iii) all Tax Returns of each member of the Octel Group for its 1997 Tax year.

In each case, Octel will deliver copies of such Tax Returns or apportionment schedules to the Company at least 45 days prior to the due dates (taking into account all extensions which are granted as a matter of right) of such Tax Returns or the due dates of Octel America's Tax Returns to which the apportionment schedules relate. Except as provided in Section 2.1(a)(iii) above, Octel shall timely file (or cause to be filed) any Tax Return with respect to the Octel Group or any of its members, provided, however, that at least 45 days prior to the filing of any such Tax Return with respect to the tax year or period beginning on January 1, 1998, Octel shall deliver (or cause to be delivered) a copy of such Tax Return to the Company for its review and approval (which approval shall not be unreasonably withheld) before submission. In the case of the 1998 Tax Return of Octel Associates, such income Tax Return shall also include an allocation of income among those persons that owned an interest in Octel Associates during 1998 (determined on a pro rata basis, excluding goodwill, unless otherwise provided for in the Octel Associates partnership agreement). Each such Tax Return shall be consistent with the obligations set forth in Section 2.3(d).

        2.2 Obligation to Remit Taxes. The Company and Octel shall each remit or cause to be remitted any Taxes due in respect of any Tax for which it is required to file a Tax Return under this Agreement and shall be entitled to reimbursement for such payments only to the extent provided in Section 2.3 below and in the manner set forth in Section 2.5. Notwithstanding the foregoing, at least 30 days prior to the due date (taking into account all extensions which are granted as a matter of right) of any Tax Returns which the Company is required to file pursuant to Section 2.1(a)(iii), the Company shall deliver copies of such Tax Returns to Octel, and at least 10 days prior to the due date of such Tax Returns, Octel shall remit to the Company the amount of Taxes

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shown as due on such Tax Returns that is attributable to a member of the Octel
Group, provided, however, that Octel shall not be responsible for Taxes of Octel or Octel America or for Taxes attributable to Reorganization Transactions except to the extent provided in Section 2.3(b)(iv) and Section 2.3(c).

        2.3  Certain Tax Sharing Obligations and Prior Agreements.

             (a)  Company Tax Sharing Obligations.  Except as provided in
Section 2.3(b) hereof, and consistent with Section 2.4(b) of this Agreement, the Company shall be liable for and shall hold the Octel Group harmless against:

                  (i) any liability of any member of the Company Group (other than any liability of any member of the Company Group with respect to its interest in Octel Associates for the period January 1, 1998, through and including the Distribution Date) for Taxes, regardless of whether attributable to a Period Before Distribution or a Period After Distribution, including any such Tax liability asserted against any member of the Octel Group under the provisions of Treas. Reg. Section 1.1502-6(a) that impose several liability on members of an affiliated group of corporations that files consolidated returns, or similar provisions of any foreign, state or local law,

                  (ii) any liability of Octel or Octel America for Taxes attributable to a Period Before Distribution,

                  (iii) except as set forth in Section 2.3(b)(iv) or
     Section 2.3(c), any incremental Tax liability attributable to a Period Before Distribution of the Octel Group resulting solely from the Reorganization Transactions that would not have been incurred if such Reorganization Transactions had not been undertaken, and

                  (iv) any corporation income tax liability imposed directly against Octel Asso-

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     ciates attributable to a Period Before Distribution (and not attributable to any member of the Company Group with respect to its interest in Octel Associates).

The Company shall be entitled to any refund (including without limitation any refund with respect to advance corporation tax relating to any dividend paid during or with respect to any Period Before Distribution) or credit of Taxes which is attributable to both an entity and a taxable year or taxable period for which the Company has liability hereunder or has otherwise paid (and Octel will, or will cause each member of the Octel Group to promptly pay to the Company any such refund or credit received by Octel or any member of the Octel Group). Octel or Octel America shall not be entitled to any compensation from the Company or any member of the Company Group in the event that Octel or Octel America has a net operating loss, capital loss, credit or other tax attribute in a Period Before Distribution and such tax attribute is used to reduce the Taxes otherwise payable by a member of the Company Group for a Period Before Distribution.

             (b) Octel Tax Sharing Obligations. Consistent with Section 2.4(b) of this Agreement, Octel shall be liable for and Octel shall hold the Company Group harmless against:

                  (i) any liability of any member of the Octel Group (other than Octel or Octel America with respect to a Period Before Distribution) for Taxes, regardless of whether attributable to a Period Before Distribution or a Period After Distribution, including any such Tax liability asserted against any member of the Company Group under any provision of law that imposes several liability on related corporations or entities, except to the extent Section 2.3(a)(iii) above applies,

                  (ii) any liability of Octel or Octel America for Taxes attributable to a Period After Distribution,

                  (iii) any liability attributable to any member of the Company Group for Taxes

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       with respect to its interest in Octel Associates for the period
       January 1, 1998, through and including the Distribution Date, and

            (iv) any Tax liability attributable to any member of the Octel Group or the Company Group (including, without limitation, any such liability resulting from the Reorganization Transactions) arising out of or resulting from (aa) the breach by any member of the Octel Group of any of the representations, warranties, covenants or agreements of Octel set forth in this Agreement (including, without limitation, the representations, warranties, covenants and agreements set forth in Sections 2.3(d), (e) and (f) hereof) or the Distribution Agreement, (bb) any action taken by any member of the Octel Group that breaches any of the representations, or is contrary to the stated assumptions, conditions, or facts set forth in the Ernst & Young Tax Analysis, or (cc) any member of the Octel Group engaging in any of the transactions set forth in Section 2.3(e)(i)-(iv), regardless of whether Octel has obtained a ruling from the Internal Revenue Service reasonably satisfactory to the Company that the proposed transaction will not adversely affect the Tax treatment of the Distribution.

       Octel's indemnity obligations pursuant to Section 2.3(b)(i-iv) above will be absolute, unconditional and not subject to reduction or set-off; provided, however, for an indemnity obligation arising under this Subsection 2.3(b)(iv)(aa) above, wherein Octel has breached a representation set forth in Section 2.3(f) or breached the covenant set forth in 2.3(e)(iv), and such breach is the only act or omission by Octel that contributes to a Final Determination of Tax liability, Octel will be entitled to reduce the amount of indemnity payments to be made to the Company hereunder to the extent, and only to the extent, such Final Determination of Tax liability is also caused by actions taken by the Company (such reduction in indemnity payments to be equal to the percentage of total Tax liability that equals


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     the percentage of fault attributable to the Company in causing such Tax liability).

     Subject to the limitations set forth in Section 3.2 below, Octel shall be entitled to any refund or credit of Taxes which is attributable to both an entity and a taxable year or taxable period for which Octel has liability hereunder or has otherwise paid (and the Company will or will cause each member of the Company Group to promptly pay to Octel such refund or credit received by any of the Company or member of the Company Group).

             (c) Stamp Duty. Octel agrees and undertakes that it shall not at any time cause or permit (i) any executed original or counterpart of this Agreement or any other agreement executed in connection with the Reorganization Transactions to be brought into the United Kingdom or (ii) the registration of any of the assets transferred pursuant to the Reorganization Transactions. Notwithstanding the foregoing, the stock of The Associated Octel Company Limited (UK) may be registered by Octel Associates upon receipt thereof from Great Lakes (Europe) Limited; provided, however, the Company shall have the right to control the registration of such stock and the valuation thereof, and Octel covenants and agrees it shall not, and shall cause its Subsidiaries not to, take any position contrary to such registration and valuation and shall cause its Subsidiaries to cooperate in any claims or declarations necessary to obtain relief or exemption in respect of any stamp taxes in relation to the transfer of such stock. The Company shall pay any transfer or stamp taxes arising in connection with the Reorganization Transactions unless Octel has breached any of its obligations in Section 2.3(c)(i) and (ii) above, or Octel or its Subsidiaries takes a position contrary to the Company's control of the registration or valuation of the stock of The Associated Octel Company Limited, in which event Octel shall pay such transfer or stamp taxes. The Company and Octel agree and understand that they shall not argue, plead or in any way raise in any civil proceeding, arbitration, quasi arbitration or mediation, any allegation to the effect that this Agreement or any other agreement executed in connection with the Reorganization Transactions is inadmissable in any such proceeding by reason of it not bearing a stamp or that a certified copy thereof is not adequate evidence of its terms.

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             (d)  Reporting Obligations.  Each of the Company and Octel agrees to (i) report the Distributions as tax-free transactions under Section 355 of the Code on all Tax Returns and other filings, and (ii) take no position or make any statement that is inconsistent with the treatment of the Distributions as tax-free transactions under Section 355, any ruling contained in the letter ruling issued or to be issued by the Internal Revenue Service, or the Ernst & Young Tax Analysis. Neither the Company nor Octel shall, nor shall they permit any of their respective Subsidiaries to, report on any Tax Return, communicate with any Tax authority, or take any position in any Tax proceeding inconsistent with the treatment of the Distributions as tax-free transactions under Section 355 of the Code or otherwise adversely affect the Company Group's tax treatment of the Reorganization Transactions (including, without limitation, the Company Group's Tax positions regarding allocation of Taxes for foreign tax credit purposes or distributions from U.K. entities to U.S. entities as distributions of previously taxed income).

             (e) Covenants Specific to Distributions -- Restrictions on the Operations of Octel. Until the first day after the Restriction Period, Octel covenants and agrees that no member of the Octel Group:

                  (i) shall fail to continue the active conduct of the Petroleum Additives Business through officers and employees of members of the Octel Group (and not through independent contractors),

                  (ii) shall liquidate, transfer, dispose of, or otherwise discontinue the conduct of any material portion or segment of the Octel Group's business; provided, however, that a disposition of operating assets of the Octel Group that, taking into account prior transactions occurring within the Restriction Period, constitute no more than 30% of the gross fair market value of the Octel Group's assets (as of the Distribution Date) shall not be subject to this
     Section 2.3(e)(ii),

                  (iii) shall (aa) solicit one or more persons to make a tender offer for the

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     stock or equity of any member of the Octel Group, (bb) participate in or support any unsolicited tender offer for stock or equity of any member of the Octel Group, or (cc) participate in or approve any proposed business combination or transaction, in each case which, taking into account prior transactions occurring within the Restriction Period, results in one or more persons owning 50% or more of the voting power or value of the stock or equity of any member of the Octel Group; and

                  (iv) shall redeem or otherwise acquire from any person, any common stock or other equity securities of Octel; provided, however, that purchases meeting the requirement of
     Section 4.05(1)(b) of Rev. Proc. 96-30 shall not constitute a redemption or acquisition of equity securities of Octel;

     unless in the case of matters involving Sections 2.3(e)(i-iv) above, Octel has previously obtained a ruling from the Internal Revenue Service, reasonably satisfactory to the Company in form and content, to the effect that such proposed transaction will not adversely affect the tax treatment of the Distributions. The foregoing notwithstanding, the Company Group shall be indemnified and held harmless by Octel in accordance with Section 2.3(b)(iv) without regard to the fact that Octel may have received a ruling from the Internal Revenue Service pursuant to this Section 2.3(e) and such ruling was reasonably satisfactory to the Company. In the event a transaction is proposed that is described within this Section 2.3(e), Octel shall, promptly upon becoming aware of such transaction, deliver written notice to the Company in which it describes in sufficient detail such proposed transaction. The Company shall keep such proposed transaction confidential (except it may disclose such proposed transaction to its agents, to enforce its rights under this Agreement, or as may otherwise be required by law).

             (f) Representations Specific to Distribution Tax Matters. Octel hereby represents and warrants that it has examined copies of the Internal Revenue Service ruling request dated September 11, 1997 and the


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supplements thereto dated September 25, 1997, October 24, 1997, November 11,
1997, November 17, 1997, December 12, 1997, March 13, 1998, March 13, 1998,
March 16, 1998, and the Internal Revenue Service private letter ruling issued to the Company dated March 13, 1998 and, to Octel's best knowledge after due inquiry, to the extent descriptive of Octel and its Subsidiaries or the Petroleum Additives Business (including, without limitation, the representations in such ruling documents to the extent that they relate to the plans, proposals, intentions or policies of Octel or its Subsidiaries), the facts presented and the representations made therein are true and correct, except to the extent that any such facts or representations:

                  (i) set forth facts about the Company or any member of the Company Group;

                  (ii) by their terms, express the opinions of the management of the Company regarding the management, operation or financial prospects or results of Octel or its Subsidiaries;

                  (iii) describe or characterize the views of investors or analysts in the investment community with respect to Octel's or its Subsidiaries' financial prospects or results;

                  (iv) describe or characterize the purpose of the Company management for the Distribution; or

                  (v)   set forth legal conclusions.


             (g) Termination of Existing Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all existing tax sharing agreements and prior practices regarding Taxes and their payment, allocation, or sharing between (i) any member of the Company Group and (ii) any member of the Octel Group, shall be terminated as of the Distribution Date.

             (h)  Transfer Pricing.

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

                  (i) If, as a result of any investigations by any Tax authority, any member of the Company Group is deemed for Tax purposes to have entered into a transaction with any member of the Octel Group on a non arms length basis and is accordingly taxed in respect of a sum greater than that (if any) actually received, or is granted relief in respect of a sum that is less than the sum that was actually paid, Octel shall or shall procure (subject to all necessary cooperation being given by the relevant member of the Company Group) that a reference shall be made to the Competent Authority under any relevant Double Taxation Agreement with a view to achieving a corresponding adjustment in respect of such non arms length transaction. To the extent that any member of the Octel Group receives relief for Tax as a result of any such corresponding adjustment whether pursuant to a relevant Double Taxation Agreement or Section 770 Income and Corporation Taxes Act 1988, Octel shall or shall procure that a sum equal to the Tax saved shall be paid to the counterparty that was subject to the initial adjustment such sum to be payable (a) (where such relief is given by way of reduction of Tax) on the last day on which the Tax saved would otherwise have been payable without interest or penalty for late payment or (b) (where such relief is given by reimbursement of Tax) forthwith upon receipt of any payment in respect of such relief. All reasonable costs incurred by the party providing such cooperation (including costs of outside advisors and attorneys) shall be borne by or reimbursed by the party for whose benefit such cooperation is given.

                  (ii) If, as a result of any investigation by any Tax authority, any member of the Octel Group is deemed for Tax purposes to have entered into a transaction with any member of the Company Group on a non arms length basis and is accordingly taxed in respect of a sum greater than that (if any) actually received, or is granted relief in respect of a sum that is less than the sum that was

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


     actually paid, the Company shall or shall procure (subject to all necessary cooperation being given by the relevant member of the Octel Group) that a reference shall be made to the Competent Authority under any relevant Double Taxation Agreement with a view to achieving a corresponding adjustment in respect of such non arms length transaction. To the extent that any member of the Company Group receives relief for Tax as a result of any such corresponding adjustment whether pursuant to a relevant Double Taxation Agreement or Section 770 Income and Corporation Taxes Act 1988, the Company shall or shall procure that a sum equal to the Tax saved shall be paid to the counterparty that was subject to the initial adjustment, such sum to be payable (a) (where such relief is given by way of reduction of Tax) on the last day on which the Tax saved would otherwise have been payable without interest or penalty for late payment or (b) (where such relief is given by reimbursement of Tax) forthwith upon receipt of any payment in respect of such relief. All reasonable costs incurred by the party providing such cooperation (including costs of outside advisors and attorneys) shall be borne by or reimbursed by the party for whose benefit such cooperation is given.

                  (iii) For purposes of this Section 2.3(h), "Double Taxation Agreement" means any convention between two nation states for the elimination of double taxation, and "Competent Authority" means, in accordance with the terms of any relevant Double Taxation Agreement, the Tax authority responsible for administering any mutual agreement procedure contained in such
     Double Taxation Agreement.   The agreements set forth in this
     Section 2.3(h) shall apply notwithstanding any other provision of this Agreement.

        2.4  Period That Includes the Distribution Date.

             (a) Closing of the Tax Year. The Tax year of the members of the Octel Group and the members of

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the Company Group shall, to the extent permitted by law or administrative practice, be treated as closing at the close of business on the Distribution Date. The parties agree that the Tax year of Octel America and Octel will close for Federal income tax purposes at that time, and further agree that one of the Tax Returns to be filed by the Company pursuant to Section 2.1 of this Agreement is the consolidated Federal income Tax Return of the Company Group for the tax year that begins January 1, 1998 and that will include Octel America and Octel for the period beginning on January 1, 1998 and ending at the close of business on the Distribution Date. The parties further agree that such short Tax year is a Period Before Distribution under this Agreement and that such Tax Return properly does, and will, include all transactions occurring through and including the Distribution Date, including the Reorganization Transactions.

             (b) Interim Closing of the Tax Year. Except as otherwise provided in Section 2.1(b), if it is necessary for purposes of this Agreement to determine the Tax liability of any member of the Company Group or the Octel Group for a Tax year that begins on or before and ends after the Distribution Date and is not treated under law or administrative practices as closing at the close of the Distribution Date, the determination shall be made by assuming that such member of the Octel Group or of the Company Group had a tax year that ended at the close of the Distribution Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis.

        2.5 Payments. To the extent that a party owes money (the "Payor") to another party (the "Payee") pursuant to this Article II, the Payor shall pay the Payee, no later than the later to occur of (i) 30 days after the Payor receives the Payee's calculations or (ii) the earlier to occur of 10 days prior to the due date of the relevant Tax Return (including an estimated Tax Return) or the payment date for the Tax. The Payee shall submit its calculation of the amount required to be paid pursuant to this Article II, including sufficient detail to permit the Payor to understand the basis of such calculation. The Payor shall have the right to disagree with such calculations and any such dispute shall be resolved in accordance with Article VII of this Agreement; provided, however, that the Payor will pay all undisputed amounts in accordance with the time frames specified above. All payments required to be made hereunder shall be made in immediately available funds denominated in United States dollars. To the extent any Tax liability that results in an indemnification obligation hereunder is calculated in a currency other than United States dollars, that amount shall be translated into United States dollars using the average of the most recent bid and asked spot rates published in the Wall Street Journal on the earlier of (i) the date the indemnification is made or (ii) the date the indemnification is due.

        2.6 Interest. Any payment required by this Agreement which is not made on or before the date provided hereunder shall bear interest after such date at the Underpayment Rate.


                                  ARTICLE III

                             CARRYBACKS AND REFUNDS

        3.1 Carrybacks. Without the prior consent of the Company, which consent shall be given only in the sole and absolute discretion of the Company, no member of the Octel Group shall carry back from a Period After Distribution to a Period Before Distribution any net operating loss, credit, capital loss or other Tax attribute; provided, however, that if any such net operating loss, credit, capital loss or other Tax attribute must, under applicable foreign law, be carried back, such loss, credit or attribute may be carried back (to the extent required by applicable foreign law) and the Company shall cooperate in filing for such carryback (pursuant to Octel's reasonable request).

        3.2 Amended Returns; Refunds. Except as set forth in Section 3.1, no member of the Octel Group shall file an amended Tax Return with respect to a Period Before Distribution or otherwise make any claim for a refund or credit of Taxes paid with respect to a Period Before Distribution without the consent of the Company, which consent shall be given only in the sole and absolute discretion of the Company.

                                   ARTICLE IV

                                   TAX AUDITS

        4.1 General. Except as provided in Section 4.2, each of Octel and the Company shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 2.1.

        4.2 Indemnified Claims. The Company or Octel shall promptly notify the other in writing of any proposed adjustment (including any inquiry regarding foreign Taxes) to a Tax Return that may result in liability, or entitlement to refund, of the other party (the "Indemnitor") under this Agreement. The Indemnitor shall have the option of assuming sole responsibility for contesting the proposed adjustment by providing written notice to the other party (the "Indemnitee") of its intention to do so within 20 days of receiving written notice of the proposed adjustment; provided, however, that notwithstanding anything to the contrary herein, with respect to a proposed adjustment relating to Taxes for which Octel potentially could reduce its indemnity liability under Section 2.3(b) (unless Octel agrees in writing to forego any such potential reduction) (i) the Company shall be entitled to control any proceeding relating to any such Taxes to the extent such Taxes could be included on a Tax Return of a member of the Company Group;
(ii) the Company shall not settle any such proceeding without the consent of Octel (such consent not to be unreasonably withheld), (iii) Octel and its representatives, at Octel's expense, shall be entitled to participate in all conferences and meetings relating to such proceeding with any Tax authority, and (iv) the Company shall provide Octel and its representatives with any documentation, protests, memoranda of fact and law and briefs prior to their submission in connection with such proceeding and the Company shall consider any comments that Octel may have with respect to such documents. If the Indemnitor elects to assume responsibility for contesting a proposed adjustment, it may employ counsel of its choice at the Indemnitor's expense.
In addition, the Indemnitor shall provide the Indemnitee with information concerning the proposed adjustments and shall permit the Indemnitee and its representatives to participate in the proceeding at the Indemnitee's expense. If the Indemnitor does not exercise its options within such 20 day period, the Indemnitee shall be permitted (but not obligated) to contest or settle the proposed adjustment. If the Indemnitor does not exercise such option and the Indemnitee contests or settles the proposed adjustment, the Indemnitor shall reimburse the Indemnitee for the reasonable expenses incurred (including professional fees) in such contest.

        4.3 Payment of Audit Assessments. The obligation for payment or entitlement to refund of the Indemnitor shall be limited to the net increase or net decrease in tax liability resulting (for all past and future periods) from a change in tax treatment required by a Final Determination. The obligation or entitlement of the Indemnitor shall be adjusted to reflect the present value of the increase and/or decrease in future tax liabilities of the Indemnitee resulting from the change in tax treatment using, with respect to tax periods prior to the date of such Final Determination, the highest marginal tax rate of the applicable taxing jurisdiction known to be applicable to the entities, tax periods and items involved, and with respect to tax periods thereafter, using the highest marginal tax rate of the applicable taxing jurisdiction scheduled to be in effect as of the date of such Final Determination with respect to the entities and items involved, and using a discount rate equal to the Underpayment Rate in effect as of the date of such Final Determination. In each case, actual or projected Tax liabilities denominated in currencies other than the United States dollar shall be converted into United States dollars based upon the average of the most recent bid and asked spot rates published in the Wall Street Journal on or prior to the date of the Final Determination. Such conversion into United States dollars shall take place before Tax liabilities are discounted to their present value as described in the second sentence of this Section 4.3.

                                   ARTICLE V

                                  COOPERATION

        The Company and Octel shall cooperate (and shall cause their respective Subsidiaries to cooperate) with each other in the filing and execution of any Tax Returns (including, without limitation, elections to "check the box" under Federal Tax law as reasonably requested by the Company) and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents and employees as are necessary to carry out the intent of this Agreement or to obtain any private letter ruling in connection with the transactions contemplated hereunder (including without limitation Section 2.3(e) hereof). Each party agrees to notify the other party of any audit adjustments that do not result in Tax liability, but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries. Each party agrees to treat the Internal and External Distributions for all income tax purposes as tax-free transactions pursuant to
Section 355(a) of the Code, unless and until there has been a Final Determination that the Internal or External Distribution, as the case may be, is not a tax-free transaction under Section 355(a) of the Code.


                                   ARTICLE VI

                          RETENTION OF RECORDS; ACCESS

        The Company Group and the Octel Group shall each (a) until the expiration of the relevant statute of limitations (including any extensions of which it has actual notice), retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Company Group or the Octel Group or for the audit of such Tax Returns; and (b) give to the other party reasonable access to and copies of such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement. Prior to destroying any records, documents, data or other information in accordance with this Article, the party wishing to destroy such items will give the other party a reasonable opportunity to obtain such items (at such other party's expense). Any information provided under this Agreement shall be kept strictly confidential and shall not be disclosed by the party to which such information is provided, other than to its agents or to the extent required by law or requested by a Taxing authority.


                                  ARTICLE VII

                                    DISPUTES

        Any controversy or claim arising out of or relating to this Agreement shall be finally determined as follows:

        7.1 General. If the parties disagree as to the calculation of any Tax or the amount of (but not liability for) any payment to be made under this Agreement, the parties shall cooperate in good faith to resolve any such dispute, and any agreed-upon amount shall be paid to the appropriate party. If the parties are unable to resolve any such dispute within 15 days after notice has been given by one party to the other of the existence of the dispute, such dispute shall be resolved by an internationally recognized accounting firm acceptable to both the Company and Octel, which firm has not performed auditing services for either party or their Subsidiaries within the prior five years. For purposes of this paragraph, to the extent practicable, disputes primarily regarding (i) U.K. Taxes shall be arbitrated in the London office of such firm,
(ii) U.S. Taxes shall be arbitrated in the New York office of such firm, and
(iii) other foreign Taxes shall be arbitrated in the principal office of such firm. In the event the parties are unable to agree on the selection of an accounting firm, the selection of an accounting firm shall be made by the American Arbitration Association. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such decision shall be borne equally by the Company and Octel. Following the decision of such accounting firm, the parties shall each take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including, without limitation, the prompt payment of underpayments or overpayments, with interest calculated on such overpayments and underpayments at the Underpayment Rate from the date such payment was due (the due date of payments governed by Section 2.5 of this Agreement shall be the date a payment is due thereunder assuming the party does not dispute the amount owed) through the date such underpayment or overpayment is paid or refunded.

        7.2 Judicial Proceeding. The parties agree that New York has a substantial relationship to the Distributions, and each party consents to personal jurisdiction in the courts of New York and further agree that all claims or controversies between the parties arising out of or relating to this Agreement, other than those provided for in Section 7.1, shall be finally determined by the federal and state courts sitting in New York, New York.

        7.3 Injunctive Relief. The parties acknowledge that the Company would be damaged irreparably in the event any of the warranties, covenants or agreements of any member of the Octel Group set forth herein was not performed in accordance with its specific terms or was otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its assigns shall be entitled, in addition to any other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any such warranties, covenants or agreements and to enforce such provisions specifically (without posting a bond or other security). The parties further acknowledge and agree that this Section 7.3 is an essential part of the bargained-for consideration of this Agreement.


                                  ARTICLE VIII

                           TERMINATION OF LIABILITIES

        All representations, warranties and covenants under this Agreement shall survive indefinitely.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

        9.1  Notices and Governing Law.

             (a) All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given
(i) on the date of service if served personally on the party to whom notice is given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided facsimile confirmation of receipt is obtained promptly after completion of transmission, (iii) on the third business day after delivery by an overnight courier service, provided receipt of delivery is confirmed, or (iv) on the tenth day after mailing, provided receipt of delivery is confirmed, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, properly addressed and return-receipt requested, to the party as follows:

        If to the Company:

        Great Lakes Chemical Corporation
        One Great Lakes Boulevard
        West Lafayette, Indiana  47906
        United States
        Attn:  Vice President and General Counsel
        Facsimile:  (765) 497-6660

        If to Octel:

        Octel Corp.
        c/o The Associated Octel Company Limited
        P.O. Box 17, Oil Sites Road
        Ellesmere Port
        South Wirral L65 4HF
        United Kingdom
        Attn:  Company Secretary and General
                  Counsel
        Facsimile:  44-151-356-6239

             Any party may change its address by giving the other party written notice of its new address in the manner set forth above.

             (b) New York law, without regard to principles of conflicts of law, shall govern the interpretation of this Agreement.

        9.2 Treatment of Payments. The parties hereto shall treat any payments made pursuant to the terms of this Agreement as a capital transaction for all Tax purposes, except to the extent such payments represent interest paid pursuant to Section 2.6.


        9.3 Binding Effect; No Assignment; Third Party Beneficiaries. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns. The Company and Octel hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Company Group and the Octel Group, respectively. The Company shall use its best efforts to cause Great Lakes Europe Limited and Great Lakes Chemical (Europe) Limited, being members of the Company Group, and Octel shall use its best efforts to cause Associated Octel Company (Plant) Limited, Octel Trading Limited, Octel Resources Limited, The Associated Octel Company Limited and ARC Trading Limited, being members of the Octel Group, within 90 days of the date of this Agreement to enter into guarantees of the performance of the obligations of the Company and Octel respectively under this Agreement, to the extent that such guarantees are lawful and do not infringe the terms of any contractual obligation entered into by the Company or Octel or the Members of the Company Group or the Octel Group on or prior to the Distribution Date. For these purposes the obligation of the Company and Octel shall include an obligation to procure compliance with Sections 155 to 158 Companies Act 1985 of the United Kingdom so far as the same are capable of being complied with in relation to such guarantees. Except for assignments in connection with the Lender's Liens, the Company or Octel, shall not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Octel or the Company, as the case may be, in its sole and absolute discretion. Except with respect to the Lender's Liens, no person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.


        9.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties concerning Taxes of the parties and their Subsidiaries hereto, including the sharing, payment of and indemnification with respect to, such Taxes, and supersedes all prior agreements, whether or not written, concerning such subject matter. This Agreement may not be amended except by an agreement in writing, signed by the parties.

        9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

        9.6 Interpretation. Whenever the words "Include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa.

        9.7 Effective Date. This Agreement shall be effective as of the Distribution Date.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                      Great Lakes Chemical Corporation


                                      By
                                        ------------------------------
                                        Name:
                                        Title:





                                      Octel Corporation



                                        By
                                        ------------------------------
                                        Name:
                                        Title: